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Exhibit 99.1

WESTERN GAS RESOURCES, INC.
ANNOUNCES COMPLETION OF PURCHASE OF SAN JUAN BASIN ASSETS

        DENVER, October 4, 2004. Western Gas Resources, Inc. ("Western") (NYSE:WGR) today announced that it completed the previously announced purchase of oil and gas assets in the San Juan Basin of New Mexico from the following sellers: Richardson Operating Company, Richardson Production Company, San Juan Oil and Gas and Red Pepper Pipeline LLC for a total of $82.2 million subject to post-closing adjustments. Certain of the assets are subject to preference rights. The effective date of the transaction is October 1, 2004.

        The purchase price included 24,000 net acres (32,000 gross acres) with approximately 100 wells producing 15 MMcfd gross or 11 MMcfd net of coal bed methane gas. Proved reserves as of December 31, 2003 are estimated to be approximately 60 Bcf, with additional upside of approximately 50 Bcf. The purchase price also included approximately 130 miles of related gathering systems, which are currently connected to Western's existing San Juan River plant.

        Peter Dea, President and Chief Executive Officer of the Company, commented, "These assets fully support our strategy for being a premier developer of unconventional natural gas in the Rocky Mountain region. Western is planning an active drilling and recompletion program to further develop the San Juan property."

        Company Description.    Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point. The Company's producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline. The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States. For additional Company information, visit Western's web site at www.westerngas.com.

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future growth potential. Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its projections are accurate. These statements are subject to a number of risks and uncertainties, which may cause actual results to differ materially. These risks and uncertainties include, among other things, changes in natural gas and NGL prices, government regulation or action, geological risk, environmental risk, weather, rig availability, transportation capacity, the success of third-party producers drilling near its systems and other factors as discussed in the Company's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

Investor Contact:	Ron Wirth, Director of Investor Relations (800) 933-5603 or (303) 252-6090 Email: rwirth@westerngas.com

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WESTERN GAS RESOURCES, INC. ANNOUNCES COMPLETION OF PURCHASE OF SAN JUAN BASIN ASSETS